SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☑
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CAPITAL ONE FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

Capital One Financial Corporation

1680 Capital One Drive
McLean, Virginia 22102

NOTICE OF ANNUAL STOCKHOLDER MEETING

To be held April 24, 2003

Dear Stockholder:

      It is our pleasure to invite you to the annual stockholder meeting of Capital One Financial Corporation (“Capital One”). The meeting will be held at 10:00 a.m. on Thursday, April 24, 2003 at the Fairview Park Marriott Hotel, 3111 Fairview Park Drive, Falls Church, Virginia 22042-4500.

      At our annual meeting you will be asked to:

•	Elect two directors;

•	Ratify the appointment of Ernst & Young LLP as independent auditors for 2003;

•	Consider one stockholder proposal, if presented to the meeting; and,

•	Conduct any other business properly brought before the meeting.

      We will discuss Capital One’s business and financial results for 2002 and answer any questions you may have. We have also enclosed the 2002 Annual Report, including our financial statements, with this Notice and Proxy Statement. You may also access the 2002 Annual Report and the Proxy Statement at Capital One’s website at www.capitalone.com/about/ invest/.

      If you were a stockholder of record at the close of business on February 28, 2003, you are entitled to vote at our annual meeting.

      Your vote is important. Record holders of Capital One common stock can vote their shares by sending in a signed and dated proxy card by mail, by using a toll-free telephone number, or via the Internet. Instructions for using these services can be found on the enclosed proxy card. By following the instructions on the proxy card, your shares will be voted even if you are unable to attend the meeting. If you attend the meeting and prefer to vote in person or change your proxy vote, you may of course do so.

      If you plan to attend. Please note that space limitations make it necessary to limit attendance to stockholders and one guest each. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m., and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

      We look forward to seeing you at the meeting.

By Order of the Board of Directors,

John G. Finneran, Jr.
Corporate Secretary

March 18, 2003

VOTING MATTERS AND PROCEDURES
What is the purpose of the annual meeting?
Who can attend the annual meeting?
Who is requesting my vote?
Who is entitled to vote?
Will a list of stockholders be made available?
What constitutes a quorum?
How do I vote?
Can I vote by telephone or via the Internet?
How do I vote my 401(k) shares?
Can I get Capital One’s annual meeting materials delivered to me electronically next year?
What vote is necessary to approve each item?
What are the Board’s recommendations?
INFORMATION ABOUT CAPITAL ONE’S COMMON STOCK OWNERSHIP
Certain Beneficial Owners
Directors and Named Executive Officers
Section 16(a) Beneficial Ownership Reporting Compliance
INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
Option Grant Table
Option Exercise and Option Value Table
Company Arrangements with Executive Officers
Pension Plans
EQUITY COMPENSATION PLAN INFORMATION
Description of Non-Stockholder Approved Equity Compensation Plans
Performance Graph
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Compensation Philosophy
Methodology for Determining Compensation
Components of the Executive Officer Compensation Program
Compensation of the Chief Executive Officer and the President and Chief Operating Officer.
Deductibility of Compensation Expenses
REPORT OF THE AUDIT COMMITTEE
ELECTION OF DIRECTORS
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSAL
CAPITAL ONE’S STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL
OTHER BUSINESS
ANNUAL REPORT TO STOCKHOLDERS
STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
INTERNET AND TELEPHONE VOTING
ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS
APPENDIX A: CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

PROXY STATEMENT

VOTING MATTERS AND PROCEDURES

What is the purpose of the annual meeting?

      At Capital One’s annual meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Stockholder Meeting. In addition, Capital One’s management will report on our performance during 2002 and respond to questions from stockholders.

Who can attend the annual meeting?

      Stockholders may attend the meeting, and may be accompanied by one guest. We may ask for proof of identity and ownership of Capital One stock. There are no other restrictions on who may attend the meeting or any formal requirements to attend the meeting. The members of the Board of Directors and senior management of Capital One, as well as representatives of Ernst & Young LLP, Capital One’s independent auditors during 2002, will attend the meeting.

Who is requesting my vote?

      This proxy statement and the proxy card are being mailed and made available on the Internet at Capital One’s website (www.capitalone.com) on or about March 20, 2003. The Board of Directors of Capital One is requesting your vote on the matters presented in this proxy. The cost of preparing, assembling and mailing the proxy card, this proxy statement, and other enclosed materials, and all clerical and other expenses of solicitations will be at the expense of Capital One. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies for an aggregate fee of $9,000, plus reasonable out-of-pocket expenses.

Who is entitled to vote?

      All holders of record of Capital One’s common stock at the close of business on February 28, 2003 are entitled to vote. All stockholders are entitled to one vote for each share of common stock held by them for all matters submitted for a vote at the meeting. Cumulative voting for the election of directors is not permitted. On February 28, 2003, there were 226,383,064 shares of Capital One’s common stock issued and outstanding.

Will a list of stockholders be made available?

      We will make a list of stockholders available at the annual meeting and, for ten days prior to the meeting, at our Northern Virginia offices located at 1680 Capital One Drive, McLean, Virginia 22102. Please contact Capital One’s Corporate Secretary at (703) 720-1000 if you wish to inspect the stockholders list prior to the annual meeting.

What constitutes a quorum?

      A quorum of stockholders is necessary to transact business at the annual meeting. A quorum exists if the holders of a majority of the shares entitled to vote are present in person or represented by proxy, including proxies on which abstentions (withholding authority to vote) are indicated.

How do I vote?

      You can vote by either:

•	Signing and returning the enclosed proxy card or following the directions on the card for telephone or Internet voting (see below); or

•	Casting your vote in person at the annual meeting.

      The individuals identified on the proxy card will vote your shares as you designate when you cast your vote by signing and mailing the proxy card, by telephone or via the Internet. If you submit a duly executed proxy card but do not specify how you wish to vote your shares, the proxy holders will vote your shares in favor of Items 1 and 2 on the proxy card, against Item 3 and at their discretion for any other matters properly submitted to a vote at the meeting.

      If you vote by proxy, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by (1) delivering a written notice to Capital One’s Corporate Secretary at the address on the Notice of Annual Stockholder Meeting, (2) executing and delivering to the Corporate Secretary a later-dated proxy or (3) attending the meeting and voting in person.

      If you hold Capital One stock in “street name” through a broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares if you wish to vote in person at the annual meeting.

Can I vote by telephone or via the Internet?

      Instead of submitting your vote on the enclosed paper proxy card, you can vote by telephone or electronically via the Internet. See “Internet and Telephone Voting” on page 33 of this proxy statement for additional information. The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to vote your shares or give voting instructions, and to confirm that your instructions have been properly recorded. Please note that there are separate telephone and Internet voting arrangements depending upon whether your shares are registered in your own name through Capital One’s stock transfer agent, EquiServe Trust Company, N.A. (“EquiServe”), or held in “street name” through a broker, bank or other nominee.

How do I vote my 401(k) shares?

      If you participate in the Capital One Associate Savings Plan (the “Savings Plan”), you may vote the number of shares of common stock equivalent to your interest in the Capital One Pooled Stock Fund as credited to your account on the record date. You may vote by giving instructions to American Express Trust Company, the trustee, via the voting instruction card being mailed with this proxy statement to plan participants, by telephone or via the Internet. The trustee will vote your shares in accordance with your duly executed instructions received by April 23, 2003. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

Can I get Capital One’s annual meeting materials delivered to me electronically next year?

      If you vote electronically via the Internet, you can consent to electronic delivery of future Capital One proxy statements, proxy cards and annual reports by responding affirmatively to the request for your consent when prompted. See “Electronic Delivery of Future Annual Meeting Materials” on page 35 of this proxy statement for additional information. If you consent and Capital One delivers some or all of its future annual meeting materials to you by electronic mail or by posting materials to the Internet, you will not receive paper copies of these materials through the mail in the future. Because electronic delivery could save Capital One a significant portion of the costs associated with printing and mailing materials, we encourage you to consent to electronic delivery.

What vote is necessary to approve each item?

      Votes will be tabulated by the Inspector of Elections. The Board of Directors has appointed a representative of EquiServe to serve as the Inspector of Elections.

      Item 1 on the proxy card requests your vote for the two directors who are up for election this year. You may cast or withhold your vote for each of the nominees. The affirmative vote of a plurality of the votes cast at the meeting is required to elect directors. An abstention, therefore, will not be voted with respect to the director indicated, although it will be counted for purposes of determining whether there is a quorum.

      Item 2, the ratification of the selection of Ernst & Young LLP as independent auditors for 2003, and Item 3, the consideration of a stockholder proposal, will be approved if the holders of a majority of the shares present at the annual meeting in person or represented by proxy vote in favor of Item 2 or Item 3, as appropriate. Abstentions, therefore, have the same effect as a vote “against” the proposal.

      Under New York Stock Exchange rules, if you hold your shares through a broker and you do not submit a proxy, your broker will have discretionary authority to vote your shares according to the recommendations of Capital One’s Board of Directors for each Item presented at the annual meeting.

What are the Board’s recommendations?

      Unless you give other instructions on your proxy card, the people named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors as follows:

•	for election of the nominated slate of directors (see page 28);

•	for ratification of the selection of Ernst & Young LLP as Capital One’s independent auditors for 2003 (see page 29); and

•	against the stockholder proposal (see page 30).

      With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.

INFORMATION ABOUT CAPITAL ONE’S COMMON STOCK OWNERSHIP

Certain Beneficial Owners

      The following lists stockholders that are known to the company to own beneficially more than 5% of Capital One’s common stock.

	Amount and Nature of	Percent of
Name and Address	Beneficial Ownership(1)	Class(2)

Capital Research and Management Company(3)(4)	24,412,630	10.79%
333 South Hope Street
Los Angeles, CA 90071
Putnam, LLC. d/b/a Putnam Investments(5)	13,299,152	5.84%
One Post Office Square
Boston, Massachusetts 02109
Wellington Management Company, LLP(3)(6)	12,270,127	5.42%
75 State Street
Boston, Massachusetts 02109
J.P. Morgan Chase & Co.(3)(7)	11,795,489	5.21%
270 Park Avenue
New York, New York 10017

(1)	Beneficial ownership is a term broadly defined under Securities and Exchange Commission (“SEC”) rules and regulations. The information contained in this table is based on Schedule 13G reports filed with the SEC and the ownership interests indicated are current only as of the dates of filing with the SEC, as indicated below.

(2)	All percentage calculations are based on the number of shares of common stock issued and outstanding on December 31, 2002, which was 226,194,956.

(3)	Certified in its Schedule 13G that the shares of common stock were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

(4)	On a Schedule 13G filed on February 13, 2003, Capital Research and Management Company reported beneficial ownership of 24,412,630 shares of Capital One’s common stock as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Shares reported by Capital Research and Management Company included 2,339,380 shares of Capital One’s common stock resulting from the assumed conversion of 2,990,000 units of Capital One’s 6.25% Convertible Preferred Upper DECs® due 2005.

(5)	On a Schedule 13G filed on February 14, 2003, Putnam, LLC., d/b/a Putnam Investments reported beneficial ownership of 13,299,152 shares of Capital One’s common stock as a result of acting as an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and as a parent holding company, in accordance with Section 240.13d-1(b)(ii)(G) under the Securities Exchange Act of 1934. Putnam Investments filed the report on behalf of itself, its parent holding company, Marsh & McLennan Companies, Inc., and two affiliated registered investment advisers named Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. Putnam Investments reported that it shared voting and dispositive power for the shares with the other two named affiliated investment advisers. Putnam Investments certified in its Schedule 13G that the shares of common stock were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having that purposes or effect.

(6)	On a Schedule 13G filed on February 12, 2003, Wellington Management Company, LLP reported beneficial ownership of 12,270,127 shares of Capital One’s common stock as a result of acting as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) and as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Securities Exchange Act of 1934.

(7)	On a Schedule 13G filed on February 13, 2003, J.P. Morgan Chase & Co. reported beneficial ownership of 11,795,489 shares of Capital One’s common stock as a result of acting as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). J.P. Morgan Chase & Co. filed the report on behalf of itself and the following wholly owned subsidiaries: Chase Manhattan Bank USA, National Association; JPMorgan Chase Bank; J.P. Morgan Fleming Asset Management (USA) Inc.; J.P. Morgan Investment Management Inc.; J.P. Morgan Trust Bank Ltd.; J.P. Morgan Trust Company, National Association; J.P. Morgan Fleming Asset Management (UK) Limited.

Directors and Named Executive Officers

      The following table lists the beneficial ownership of Capital One’s common stock, as of December 31, 2002, by our directors and the Named Executive Officers (as defined herein).

	Amount and Nature of		Percent of
Name and Address*	Beneficial Ownership(1)		Class(2)

Richard D. Fairbank	8,074,450	(3)(4)	3.56%
Nigel W. Morris	4,439,615	(3)(5)	1.96%
Gregor Bailar	155,502	(6)	**
John G. Finneran, Jr.	284,027	(7)	**
Dennis H. Liberson	382,983	(8)	**
W. Ronald Dietz	93,697	(9)(10)	**
James A. Flick, Jr.	78,500	(11)	**
Patrick W. Gross	91,539	(9)	**
James V. Kimsey	154,955	(9)	**
Stanley I. Westreich	1,110,859	(9)(12)	**
All directors and executive officers as a group (16 persons)	16,222,923	(13)	7.17%

*	All addresses are c/o Capital One Financial Corporation, 1680 Capital One Drive, McLean, Virginia 22102.

**	Less than .5% of the outstanding shares of common stock.

(1)	To Capital One’s knowledge, all executive officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless we have indicated otherwise. The totals include shares of common stock (i) subject to options held by each person granted under Capital One’s 1994 Stock Incentive Plan (the “1994 Stock Incentive Plan”), Capital One’s 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”) or Capital One’s 1995 Non-Employee Directors Stock Incentive Plan (the “1995 Directors Plan”), that are or will become exercisable within 60 days of December 31, 2002, and (ii) held by the executive officer under Capital One’s 1994 Associate Stock Purchase Plan or 2002 Associate Stock Purchase Plan (the “Stock Purchase Plans”).

(2)	All percentage calculations are based on the number of shares of common stock issued and outstanding on December 31, 2002, which was 226,194,956.

(3)	Includes 107,502 shares owned by Fairbank Morris, Inc. Messrs. Fairbank and Morris share voting and investment power for these shares.

(4)	Includes 7,245,287 shares issuable upon the exercise of options.

(5)	Includes 4,220,877 shares issuable upon the exercise of options.

(6)	Includes 46,811 shares issuable upon the exercise of options and 103,949 shares of common stock subject to trading restrictions.

(7)	Includes 224,985 shares issuable upon the exercise of options and 31,990 shares of common stock subject to trading restrictions.

(8)	Includes 294,510 shares issuable upon the exercise of options and 31,990 shares of common stock subject to trading restrictions.

(9)	Includes 84,000 shares issuable upon the exercise of options.

(10)	Does not include 3,555 shares held by Mr. Dietz’s spouse and 910 shares held in trust for Mr. Dietz’s child, all of which Mr. Dietz disclaims beneficial ownership.

(11)	Includes 63,000 shares issuable upon the exercise of options.

(12)	Includes 156,000 shares held in a trust, for which Mr. Westreich is the trustee and ultimate beneficiary. Does not include 67,590 shares held by Mr. Westreich’s spouse and of which Mr. Westreich disclaims beneficial ownership.

(13)	Includes 13,594,609 shares issuable upon the exercise of options for all directors and executive officers as a group and 337,070 shares of common stock subject to trading restrictions. Does not include the shares held or issuable upon the exercise of options by others set forth in footnotes (10) and (12) above or a total of 72,055 shares held and 33,366 shares issuable upon the exercise of options held by or in trust for various family members of other executive officers, of which such executive officers disclaim beneficial ownership. Also excludes 8,153 shares held and 96,065 shares issuable upon the exercise of options held by David M. Willey’s spouse, of which Mr. Willey disclaims beneficial ownership. Mr. Willey was Executive Vice President and Chief Financial Officer of Capital One until March 3, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that Capital One’s executive officers and directors, and persons that beneficially own more than 10% of Capital One’s common stock, file certain reports of beneficial ownership of the common stock and changes in such ownership with the SEC and provide copies of these reports to Capital One. Based solely on our review of these reports and written representations furnished to us, we believe that in 2002 each of the reporting persons complied with these filing requirements, except for David M. Willey and Marjorie M. Connelly, who each filed one late report concerning exercises or grants of Capital One stock options. Mr. Willey subsequently left Capital One for unrelated reasons.

INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

Introductions

      Capital One’s directors and current executive officers are listed with a brief description of their business experience for the past five years.

Richard D. Fairbank	Chairman and Chief Executive Officer	Age 52

      Mr. Fairbank has been Chairman of the Board of Directors of Capital One since February 28, 1995. He has been Chief Executive Officer and a director since July 26, 1994. Mr. Fairbank is also Chairman of the Board of Directors of MasterCard International, Inc., and is Chairman of the Board of Directors of Capital One’s three principal subsidiaries, Capital One Bank (the “Bank”), Capital One, F.S.B. (the “Savings Bank”) and Capital One Auto Finance, Inc. (“COAF”). Mr. Fairbank is also Chief Executive Officer of the Bank.

Nigel W. Morris	President, Chief Operating Officer and Director	Age 44

      Mr. Morris has been a director of Capital One since February 28, 1995. He has been President and Chief Operating Officer since July 26, 1994. He is also a director of the Bank and the Savings Bank, and is President and Chief Operating Officer of the Bank.

Gregor S. Bailar	Executive Vice President and Chief Information Officer	Age 39

      Mr. Bailar joined Capital One in November 2001 as Executive Vice President and Chief Information Officer and is responsible for all technology activities for Capital One’s businesses globally. Prior to joining Capital One, Mr. Bailar served as Chief Information Officer and Executive Vice President for Operations and Technology for the National Association of Securities Dealers, Inc./The Nasdaq Stock Market. Since 2001, Mr. Bailar has also served as a director of Digitas, Inc.

Marjorie M. Connelly	Executive Vice President, Enterprise Services Group	Age 41

      Ms. Connelly joined Capital One in March 1994. She is Executive Vice President of the Enterprise Services Group, and is responsible for the management of the shared operational services supporting multiple lines of business. These services include direct marketing support, credit processing, back-office operations (such as statements, payments and embossing), fraud management, internet servicing, procurement and outsource management. Ms. Connelly is also responsible for operations supporting international activities. Ms. Connelly is currently a member of the VISA USA Card Operations Advisors Committee and VISA International Risk Advisors Committee. Ms. Connelly is also a director of the CJW Medical Center.

Robert A. Crawford	Vice President and Controller	Age 40

      Mr. Crawford joined Capital One in February 2001. He is Vice President and Controller and is responsible for Capital One’s financial and regulatory reporting, accounting policy, accounting operations and tax functions. Prior to joining Capital One, Mr. Crawford served as an audit partner and senior manager with Deloitte & Touche LLP from September 1995 to February 2001.

John G. Finneran, Jr.	Executive Vice President, General Counsel and Corporate Secretary	Age 53

      Mr. Finneran joined Capital One in September 1994. He is Executive Vice President, General Counsel and Corporate Secretary and is responsible for overseeing Capital One’s legal, governmental affairs, compliance, corporate controls and governance programs and the corporate communications department. He also oversees Capital One’s internal audit department for administrative purposes.

Larry A. Klane	Executive Vice President, Corporate Development	Age 42

      Mr. Klane joined Capital One in June 2000. He is President of the Savings Bank and Executive Vice President of Corporate Development. In his role as President of the Savings Bank, Mr. Klane is responsible for managing the entity and Capital One’s installment loan and deposit gathering activities. As Executive Vice President of Corporate Development, Mr. Klane is responsible for corporate acquisitions and other strategic transactions. Prior to joining Capital One, Mr. Klane served as Managing Director, Corporate Trust and Agency Services at Deutsche Bank/Bankers Trust, where he was responsible for managing the global business.

David R. Lawson	Senior Vice President and Chief Financial Officer	Age 55

      Mr. Lawson joined Capital One in July 1998 when Capital One acquired COAF, then known as Summit Acceptance Corp., of which he had been President and Chief Executive Officer since March 1995. Since July 1998, Mr. Lawson has remained President and Chief Executive Officer of COAF. Since March 2003, he has additionally served as Senior Vice President and Chief Financial Officer of Capital One, in which function he is responsible for Capital One’s corporate finance, corporate accounting and reporting, planning and financial risk management and treasury functions.

Dennis H. Liberson	Executive Vice President, Human Resources	Age 47

      Mr. Liberson joined Capital One in February 1995. He is Executive Vice President in charge of Human Resources and Corporate Real Estate and is responsible for the development and implementation of human resources programs, including programs related to compensation, benefits, recruitment, employee development, knowledge management, corporate real estate and capacity planning.

William J. McDonald	Executive Vice President, Brand Management	Age 46

      Mr. McDonald joined Capital One in September 1998. He is Executive Vice President of Brand Management, responsible for the marketing, advertising and global brand positioning of Capital One’s businesses. Prior to joining Capital One, Mr. McDonald took a 15-month sabbatical.

Peter A. Schnall	Executive Vice President and Chief Credit Officer	Age 39

      Mr. Schnall joined Capital One in August 1996. He is Executive Vice President and Chief Credit Officer and has responsibility for overseeing credit policy and credit risk management across the company. Prior to his appointment to Chief Credit Officer in October 2002, Mr. Schnall held a series of positions managing several divisions within the domestic U.S. credit card business, where he had responsibility for marketing, credit and portfolio management.

Catherine West	Executive Vice President, U.S. Consumer Operations	Age 43

      Ms. West joined Capital One in March 2000. She is Executive Vice President, U.S. Consumer Operations, and is responsible for customer relations, collections and recoveries, and customer contact operations in the United States. Prior to joining Capital One, Ms. West was Executive Vice President of Marketing Services and Operations for First USA Bank, where she was responsible for managing and growing inbound operations, direct marketing, retention, loyalty, sales and proactive servicing operations.

W. Ronald Dietz	Director	Age 60

      Mr. Dietz is President of W.M. Putnam Company, a nationwide provider of both outsourced facilities management services to companies with networks of smaller offices as well as the outsourced supply and internal distribution of office consumables to large companies. Mr. Dietz is also Managing Partner of Customer Contact Solutions, LLC, an advisory firm providing a broad range of customer handling and call center performance advice, a position he has held since January 1999. He has been a director of Capital One since February 28, 1995. From September 1996 to September 1997 and from May 1998 to December 1998, he was President of Charter Associates, Ltd., a firm engaged in a variety of consulting and venture management activities. From September 1997 to May 1998, Mr. Dietz was the Chief Executive Officer of Technical Assistance Research Program in Rosslyn, Virginia, a call center and customer service advisory firm. Mr. Dietz is also a director of the Savings Bank.

James A. Flick, Jr.	Director	Age 68

      Mr. Flick has been President and Chief Executive Officer of Winnow, Inc., a management consulting firm, since May 1994. From May 1994 until April 2001, he was also Chairman, President and Chief Executive Officer of Dome Corporation, Baltimore, Maryland, a real estate development and management services company. He has been a director of Capital One since February 28, 1995. Mr. Flick is also a director of FTI Consulting, Inc. Mr. Flick is also a director of the Bank and the Savings Bank.

Patrick W. Gross	Director	Age 58

      Mr. Gross is Chairman of The Lovell Group, a private business and technology advisory and investment firm. Mr. Gross is a founder of American Management Systems, Inc., Fairfax, Virginia (“AMS”), an information technology consulting, software development, and systems integration firm. He served as Principal Executive Officer and Managing Director of AMS from its incorporation in 1970 until 2002. He was elected Chairman of AMS’s Executive Committee in 1982, and remains a Senior Advisor to AMS. Mr. Gross is also chairman of the board of directors of Baker and Taylor, Inc., Charlotte, North Carolina, a private company, chairman of the board of directors of Aegis Communications of Dallas, Texas, a director of Computer Network Technology Corporation, Minneapolis, Minnesota and Mobius Management Systems, Inc., Rye, New York all of which are public companies. He has been a director of Capital One since February 28, 1995. Mr. Gross is also a director of the Savings Bank.

James V. Kimsey	Director	Age 63

      Mr. Kimsey is the founding Chief Executive Officer and currently Chairman Emeritus of America Online, Inc., Dulles, Virginia. He is a director of Batterson Venture Partners and is on the Board of Advisors of Carousel Capital Partners. He has been a director of Capital One since February 28, 1995. Mr. Kimsey is also a director of the Bank.

Stanley I. Westreich	Director	Age 66

      Mr. Westreich has been President of Westfield Realty, Inc., Arlington, Virginia, a real estate development and construction company, since 1965. He has been a director of Capital One since July 26, 1994. Mr. Westreich is also a director of the Bank.

Board Meetings

      The Board of Directors oversees Capital One’s business and directs its management. The Board does not involve itself with the day-to-day operations and implementation of the business. Instead, the Board meets periodically with management to review Capital One’s performance and its future business strategy. Members of the Board also regularly consult with management to keep informed about Capital One’s progress. The full Board of Directors met twelve times during 2002. Each director attended at least 75% of the aggregate of the meetings of the Board and the committees on which he served during the year, except Mr. Kimsey, who attended approximately 72%.

Committee Meetings

      The Board also conducts business through three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Audit Committee met twelve times, the Compensation Committee met six times and the Nominating and Corporate Governance Committee met twice during 2002.

The Audit Committee	Members: Messrs. Dietz (Chairman), Flick and Gross. The Audit Committee assists the Board of Directors in monitoring various financial, internal controls and risk areas, including: the integrity of Capital One’s financial statements and internal controls; Capital One’s compliance with legal and regulatory requirements; the qualifications, independence and performance of Capital One’s independent auditor; and the performance of Capital One’s internal auditor. The Audit Committee also monitors Capital One’s risk assessment and risk management activities, as well as its capital, liquidity and funding positions. All three members of the Audit Committee are “independent” under current and proposed rules of the Securities and Exchange Commission and the New York Stock Exchange. In addition, all three members of the Audit Committee have been designated by the Board of Directors as financial experts under the Sarbanes-Oxley Act of 2002 and rules of the SEC thereunder. The Board of Directors and the Audit Committee approved an amended and restated Charter for the Audit Committee in March 2003, which is filed as Appendix A to this Proxy Statement.

The Compensation Committee	Members: Messrs. Westreich (Chairman), Kimsey and Dietz. The Compensation Committee recommends officers for election or re-election and approves all salary levels and incentive awards for executive officers, subject to the Board’s approval of compensation for Messrs. Fairbank and Morris. The Compensation Committee also administers Capital One’s 1994 Stock Incentive Plan, 1999 Stock Incentive Plan, 2002 Non-Employee Directors Stock Incentive Plan and Associate Stock Purchase Plans, and makes recommendations to the full Board on incentive-compensation plans and equity-based plans, including those that may provide for awards to Messrs. Fairbank and Morris. The Compensation Committee is composed entirely of directors who are “independent” under current and proposed rules of the New York Stock Exchange.

The Nominating and Corporate Governance Committee	Members: Messrs. Gross (Chairman) and Flick. The Nominating and Corporate Governance Committee assists the Board of Directors with respect to a variety of corporate governance matters and principles. These matters include advising the Board on its organization, membership and function, including the identification and recommendation of director nominees and the structure and membership of each committee of the Board, and oversight of the Board’s and management’s performance evaluations. The Nominating and Corporate Governance Committee is composed entirely of directors who are “independent” under current and proposed rules of the New York Stock Exchange.

Compensation of the Board

Annual Fees and Option Grants	Directors who are not employees of Capital One receive a retainer of $35,000 each year, options to purchase 21,900 shares every three years, and reimbursement of their expenses to attend meetings. They do not receive any additional fees for attending meetings or for being members of a committee, other than reimbursement of taxes arising from certain income attributable to them in connection with the Board’s annual offsite meeting.

On November 7, 2002, each non-employee director received a grant of 60,000 options to purchase shares of Capital One common stock, to reflect additional demands on the director for service through April 2005. The options vest over a three-year period ending in 2005, and were granted at an exercise price of $31.765, which was the common stock’s fair market value on the date of grant (determined on the basis of the average of the high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape). Additionally, in 2001 each non-employee director agreed to give up his retainer and stock options for the years 2002, 2003 and 2004 in exchange for a one-time grant of performance-based options to purchase 61,000 shares of Capital One’s common stock under the 1999 Directors Plan. These options were granted on October 18, 2001 and have an exercise price of $48.535, which was the common stock’s fair market value on that date. These options will vest on October 18, 2010, or earlier under the following circumstances: (i) immediately upon a change of control of Capital One; (ii) 20 days after Capital One achieves cumulative earnings per share of $5.03 or more in four consecutive fiscal quarters on or before December 31, 2004, or (iii) if Capital One’s common stock achieves the following fair market value for any five (5) trading days on or before the following dates:

October 18, 2004	$83.87
October 18, 2005	$100.64
October 18, 2006	$120.77
October 18, 2007	$144.92
October 18, 2008	$173.91
October 18, 2009	$208.70
October 18, 2010	$250.43

If a director ceases to serve as a director before the annual stockholder meeting in 2005, he will relinquish a pro rata portion of any unvested options based on the number of full years he has served as a director since April 2002. The options are generally exercisable until the earlier of October 18, 2011 or three years after the director ceases to serve as a director, but may terminate sooner if the director dies or ceases to serve as a director before the options become fully exercisable.

Directors who are employees of Capital One receive no additional compensation for their service as directors.

Other Benefits	Under our 1994 Deferred Compensation Plan, directors who are not employees of Capital One may voluntarily defer all of their annual fees and receive deferred income benefits. Director’s accounts are credited monthly with an interest equivalent in an amount determined from time to time by Capital One. Directors electing this deferral will begin to receive their deferred income benefits in cash when they cease to be directors, or earlier if authorized by the Compensation Committee. Benefits are generally payable in monthly installments beginning within 90 days after retirement and extending no later than the date the individual reaches age 80. If a director dies before he receives these benefits, they will be paid to his beneficiaries or estates. Upon a change of control of Capital One and unless otherwise directed by a director, Capital One shall pay to each director within thirty days of the change of control, a lump sum cash payment equal to such director’s account balance as of the date of the change of control.

Related Party Transactions	From time to time, Capital One has retained American Management Systems, Inc., a consulting company specializing in information technology, applications and systems integration, to provide certain services. Mr. Gross, a director of Capital One, was a director and principal executive officer of AMS until November 24, 2002 and remains a Senior Advisor to AMS. Capital One and its subsidiaries entered into an agreement with AMS on April 5, 1995. Under this agreement, AMS agreed to perform general consulting and other tasks agreed to through work orders. During 2002, Capital One paid AMS a total of $194,428 for services under this agreement. Capital One intends to continue its relationship with AMS in the future and believes that the terms of existing AMS agreements are, and that any future arrangements will be, fair and reasonable and no less favorable to Capital One than those we could obtain from unrelated third parties.

The Board of Directors has reviewed the arrangement between Capital One and AMS and has determined in its business judgment that it did not interfere with Mr. Gross’ exercise of independent judgment as a member of the Audit Committee. In discharging its responsibility for making this determination under the New York Stock Exchange listing standards, the Board of Directors considered, among other factors, the materiality of the relationship to Capital One, to Mr. Gross, and to AMS.

David M. Willey was Capital One’s Executive Vice President and Chief Financial Officer until he resigned on March 3, 2003. His spouse was employed during 2002 as a Vice President of Capital One. During 2002, Mr. Willey’s spouse resigned from her position and forfeited certain options which had not yet vested in accordance with the terms of her option agreements. Vesting and/or exercise of other options was extended consistent with Capital One’s separation practices. Mr. Willey’s spouse had been employed by Capital One or its predecessor since 1990. During 2002, Mr. Willey’s spouse earned a total salary and bonus of approximately $593,713. She also received 4,683 options to purchase stock. From time to time, Mr. Willey’s spouse has exercised stock options that have been granted to her during the course of her career with Capital One. Capital One believes that she has been compensated fairly and reasonably for her services as compared to similarly situated executives at Capital One.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

      The following table summarizes compensation awarded to, earned by or paid to our Chief Executive Officer and the other four most highly compensated executive officers for the year ended December 31, 2002 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

							Long-Term Compensation
	Annual Compensation
							Restricted
						Other Annual	Stock		Securities		All Other
Name and		Salary		Bonus(1)		Compensation	Awards		Underlying		Compensation
Principal Position	Year	($)		($)		($)	($)		Options(#)		($)

(a)	(b)	(c)		(d)		(e)	(f)		(g)		(h)
RICHARD D. FAIRBANK	2002	$0	(2)	$0	(2)	$97,274 (3)	$0		0		$0
Chairman of the Board	2001	$0	(4)	$0	(4)	$—	$0		3,560,206	(2)	$0
and Chief Executive Officer	2000	$0	(5)	$0	(4)	$—	$0		71,342		$0

NIGEL W. MORRIS	2002	$0	(2)	$0	(2)	$94,387 (3)	$0		0		$0
President, Chief Operating	2001	$0	(4)	$0	(4)	$—	$0		2,304,000	(2)	$0
Officer and Director	2000	$0	(5)	$0	(4)	$—	$0		0		$0

GREGOR BAILAR	2002	$375,000		$1,492,462	(2)(6)	$—	$822,975	(7)	43,900	(8)	$92,507 (9)
Executive Vice President and	2001 (6)	$48,317		$0		$—	$3,661,097	(10)	237,314	(2)	$0
Chief Information Officer

JOHN G. FINNERAN, JR	2002	$400,000		$579,370	(2)	$—	$1,080,302	(7)	57,600	(8)	$92,260 (9)
Executive Vice President,	2001	$363,333		$940,000		$—	$0		378,585	(2)	$70,995
General Counsel and	2000	$348,000		$254,580	(11)	$—	$0		41,309	(8)	$20,722
Corporate Secretary

DENNIS H. LIBERSON	2002	$345,000		$500,035	(2)	$—	$1,080,302	(7)	82,643	(8)	$83,184 (9)
Executive Vice President,	2001	$312,917		$810,750		$—	$0		389,326	(2)	$65,417
Human Resources	2000	$290,000		$227,864	(11)	$—	$0		48,670	(8)	$17,243

(1)	Bonuses earned and reported for each calendar year are paid during the following calendar year.

(2)	Under a compensation package approved by the Board of Directors on October 18, 2001 (EntrepreneurGrant V), Messrs. Fairbank and Morris agreed to give up their entire salary and all benefits under the Stock Purchase Plans, the Savings Plan and the Excess Savings Plan, plus all potential annual cash incentives, annual stock option grants and Senior Executive Retirement Plan contributions for the years 2002 and 2003 in exchange for an award of stock options. Under this agreement, Messrs. Fairbank and Morris were granted 2,121,000 and 1,414,000 long-term stock options with performance-based accelerators, respectively, and 1,335,000 and 890,000 time-based stock options, respectively. In 2002, salaries foregone were $1,000,000 and $650,000, and cash bonuses foregone were $3,000,000 and $2,000,000, for Messrs. Fairbank and Morris, respectively. Also under EntrepreneurGrant V, Messrs. Bailar, Finneran and Liberson elected to forgo up to 50% of their expected annual cash incentives for compensation years 2002, 2003 and 2004 in exchange for long-term stock options with performance-based accelerators. The number of stock options indicated next to their names for 2001 includes the following: Mr. Bailar 96,880; Mr. Finneran 98,585; and Mr. Liberson 84,892. The amounts shown in this table for Messrs. Bailar, Finneran and Liberson are cash bonuses awarded, net of amounts foregone. Cash bonuses otherwise payable to Messrs. Bailar, Finneran and Liberson were reduced for 2002 as follows: Mr. Bailar $232,538, Mr. Finneran $236,630 and Mr. Liberson $203,765. Stock option awards include reload options under the 1994 Stock Incentive Plan. Capital One’s EntrepreneurGrant programs are more fully described on page 25 of the “Report of the Compensation Committee on Executive Compensation.”

(3)	Other annual compensation includes the total value of automobile and personal financial services allowances for the year ended December 31, 2002, as follows: Mr. Fairbank $41,274 and $56,000; and Mr. Morris $38,387 and $56,000, respectively.

(4)	Under a compensation package approved by the Board of Directors on April 29, 1999 (EntrepreneurGrant IV), Messrs. Fairbank and Morris agreed to forego all salary and any benefits under Capital One’s Stock Purchase Plans, Associate Savings Plan (“Savings Plan”), and Unfunded Excess Savings Plan (“Excess Savings Plan”) for the year 2001 and all potential annual cash incentives, annual stock option grants and Senior Executive Retirement Plan contributions for the years 2000 and 2001 in exchange for an award of long-term options with performance-based accelerators. Capital One’s EntrepreneurGrant programs are more fully described on page 25 of the “Report of the Compensation Committee on Executive Compensation”.

(5)	Under a compensation package approved by the Board of Directors on December 18, 1997 (EntrepreneurGrant II), Messrs. Fairbank and Morris agreed to give up their entire salary and all benefits under the Stock Purchase Plans, the Savings Plan and the Excess Savings Plan for 1998, 1999 and 2000 in exchange for an award of performance-based options. Capital One achieved the performance targets in 1998 and all of these options became exercisable.

(6)	Mr. Bailar joined Capital One in November 2001. The amounts shown reflect his compensation for a full year in 2002 and compensation, including equity awards granted pursuant to Mr. Bailar’s employment offer letter, for November and December 2001. Mr. Bailar’s compensation for 2002 also includes a one-time signing bonus of $1,075,000.

(7)	These amounts represent the dollar value of 24,370, 31,990 and 31,990 shares of restricted stock awarded to Messrs. Bailar, Finneran and Liberson, respectively, pursuant to Capital One’s 1994 Stock Incentive Plan, based on the closing market price of Capital One common stock on the date of grant of $33.77 per share on December 6, 2002. These shares of restricted stock will vest on the third anniversary of the date of grant or immediately upon a change in control of Capital One or the death, disability or retirement of the grantee. As of December 31, 2002, Mr. Bailar held 103,949 shares of restricted stock valued at $3,089,364, and Messrs. Finneran and Liberson each held 31,990 shares of restricted stock valued at $950,743 based on the closing market price of Capital One common stock on December 31, 2002 of $29.72 per share. Each of Messrs. Bailar, Finneran and Liberson have voting power and are entitled to receive all dividends paid with respect to their shares of restricted stock. The aggregate number of shares of restricted stock held by Messrs. Bailar, Finneran and Liberson was 167,929 shares, with an aggregate value of $4,990,850 based on the closing price of Capital One’s common stock at December 31, 2002 of $29.72 per share.

(8)	Includes new stock options and reload options under the 1994 Stock Incentive Plan.

(9)	All other compensation consists of the amount of contributions Capital One made under the Stock Purchase Plans and the Savings Plan and credits to the account of the associate under the Excess Savings Plan. For 2002, matching company contributions equal to 17.65% of the associate contributions under the Stock Purchase Plans were: Mr. Bailar $0; Mr. Finneran $0; and Mr. Liberson $3,045. For 2002, Capital One’s contributions to the Savings Plan were: Mr. Bailar $17,625; Mr. Finneran $24,000; and Mr. Liberson $22,281. The amounts of matching credits under the Excess Savings Plan during 2002 were: Mr. Bailar $33,750; Mr. Finneran $34,700; and Mr. Liberson $29,173.

(10)	This amount represents 84,260 shares of restricted stock, valued at the closing market price on the date of grant, November 1, 2001, of $43.45 per share. One-sixth of these shares of restricted stock will vest in equal, annual installments over three years beginning on the first anniversary of the date of grant and the remaining five-sixths of these restricted shares shall vest on the fifth anniversary of the date of grant. All shares of restricted stock were granted pursuant to Mr. Bailar’s offer of employment letter and will vest immediately upon a change in control of Capital One. Mr. Bailar has voting power and is entitled to receive all dividends paid with respect to his shares of restricted stock.

(11)	Under Capital One’s EntrepreneurGrant II program, Messrs. Finneran and Liberson elected to forego a portion of their cash bonuses for three years beginning in 1998, in amounts equal to up to 50% of their annual target bonuses, in exchange for performance-based stock options granted in 1997. Under Capital One’s EntrepreneurGrant III program, Messrs. Finneran and Liberson elected to forego an additional part of their cash bonuses for three years beginning in 1998, in amounts equal to up to 50% of their annual target bonuses (in addition to amounts previously foregone under EntrepreneurGrant II) in exchange for performance-based stock options granted in 1998. Capital One has achieved both the EntrepreneurGrant II and the EntrepreneurGrant III performance targets and all of these options are exercisable. Capital One’s EntrepreneurGrant programs are more fully described on page 25 of the “Report of the Compensation Committee on Executive Compensation.” The amounts shown in this table are cash bonuses awarded, net of amounts foregone. Cash bonuses otherwise payable to Messrs. Finneran and Liberson were reduced for 2000 as follows: Mr. Finneran, $141,420; and Mr. Liberson $113,136.

Option Grant Table

      The following table sets forth information concerning grants of stock options made to the Named Executive Officers in 2002.

2002 OPTION GRANTS

	Individual Grants

	Number of				Potential Realizable Value at
	Securities	% of Total			Assumed Annual Rates of
	Underlying	Options			Stock Price Appreciation For
	Options	Granted to	Exercise		Option Term(1)
	Granted	Associates for the	Price per	Expiration
Name	(#)	2002 Fiscal Year	Share(2)	Date	5%	10%

Richard D. Fairbank	0	*	—	—	$0	$0
Nigel W. Morris	0	*	—	—	$0	$0
Gregor Bailar	43,900(3)	0.75%	$34.13	12/06/12	$942,278	$2,387,914
John G. Finneran, Jr.	57,600(3)	0.98%	$34.13	12/06/12	$1,236,338	$3,133,117
Dennis H. Liberson	57,600(3)	0.98%	$34.13	12/06/12	$1,236,338	$3,133,117
	25,043(4)	0.42%	$65.31	12/17/08	$556,245	$1,261,932

*	Less than .01% of total options granted to associates in 2002.

(1)	The dollar amounts under these columns are calculated based on assumed rates of stock appreciation prescribed by the SEC and are not intended to be a forecast of possible future stock price appreciation.

(2)	Equal to the fair market value of the common stock on the date of grant determined on the basis of the average of the high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape.

(3)	These options are time-based options that vest in equal annual increments over three years, are transferable only to or for the benefit of immediate family members and have a reload feature.

(4)	These options are reload options that were granted under the 1994 Stock Incentive Plan. Reload options are granted at the time an executive officer surrenders shares of common stock that have been owned for at least six months as payment for the exercise price of a previously granted option. One reload option with an exercise price equal to the fair market value on the date of grant is issued for each such share surrendered. Rather than enhance his or her holdings, reload options are intended to enable an associate who exercises an option by tendering previously owned shares to remain in the same economic position, or “equity position,” with respect to potential appreciation in the common stock as if he or she had continued to hold the original option unexercised. As such, reload options meet Capital One’s objective of fostering continued stock ownership by our associates, but the receipt of reload options by an associate does not result in a net increase in his or her equity position. Reload options are exercisable, in full, six months after their grant date and immediately upon a change of control. Reload options do not have a reload feature.

Option Exercise and Option Value Table

      The following table sets forth information concerning exercises of stock options made by the Named Executive Officers in 2002 and the values of unexercised options held by the Named Executive Officers at 2002 year end.

2002 OPTION EXERCISES AND OPTION VALUES

			Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options at 2002	In-the-Money Options
	Acquired on		Year End	at 2002 Year End
Name	Exercise	Value Realized(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable(2)

Richard D. Fairbank	0	$0	7,245,287/4,141,661	$103,912,342/$0
Nigel W. Morris	0	$0	4,220,877/2,761,108	$56,901,429/$0
Gregor Bailar	0	$0	46,811/234,403	$0/$0
John G. Finneran, Jr.	0	$0	224,985/519,550	$52/$0
Dennis H. Liberson	44,106	$1,244,967	294,510/505,857	$945,227/$0

(1)	The value realized is the net value of the shares (market price less the exercise price) received.

(2)	In-the-Money Options are those for which the 2002 year-end market price of the underlying shares of common stock exceeded the exercise price of the option. The value of the In-the-Money Options is the difference between the market price (determined on the basis of the average of the high and low sales prices as reported by the New York Stock Exchange Composite Transaction Tape on the last business day of 2002) of the common stock ($30.00 per share) and the exercise price of the option multiplied by the number of shares underlying the option.

Company Arrangements with Executive Officers

Employment Agreements	Capital One does not have employment agreements with any of its executive officers, except for Mr. Lawson. The compensation arrangements with these other officers encourage their continued employment with Capital One. Mr. Lawson’s arrangement is automatically renewable on an annual basis unless terminated upon 30 days’ notice by either party and provides, for 2003, an annual base salary of $252,000 and a target bonus of up to 50% of that amount, plus the grant, in 1998, of an option to purchase 16,000 shares of Capital One stock. The agreement contains provisions addressing termination procedures, non-disclosure, non-solicitation and non-competition as well as third party rights under the contract.

Change of Control Employment Agreements	All of the executive officers identified on pages 7 and 8 of “Information About Our Directors and Executive Officers” have change of control employment agreements. The agreements are designed to ensure that if a change of control of Capital One occurs, our business will continue with minimal disruption because these agreements provide greater employment security to key operational and management executives. A change of control will occur if one or more of the following events take place: (i) an acquisition of 20% (or, if shares are purchased from Capital One, 40%) or more of Capital One’s common stock or the combined voting power of the voting securities by a person or group, (ii) certain changes in the majority of the Board of Directors, (iii) certain mergers involving Capital One, or (iv) the liquidation, dissolution or sale of all or substantially all of Capital One’s assets.

The agreements with Messrs. Fairbank, Morris and Finneran entitle them to receive (i) their base salary and a pro rata bonus through the date of termination, (ii) a lump sum payment of three times their current annual salary and highest recent bonus, (iii) any deferred compensation and accrued vacation not yet paid and (iv) certain retirement and welfare benefits, if within three years after the change of control (or within one year prior to and in anticipation of the change of control) they are terminated without cause, or if they voluntarily leave for good reason (which includes leaving for any reason during the 30-day period beginning one year after a change of control). Any cash payments attributable to salary or bonus will be net of amounts previously foregone (if any) in exchange for Capital One stock options. The agreements also provide a tax gross-up feature to cover excise or similar taxes (including excise taxes and income taxes imposed upon the gross-up payment) that the officer may have to pay resulting from payments received or options that vest due to a change of control.

All other executive officers identified on pages 7 and 8 of “Information About Our Directors and Executive Officers” have change of control agreements that entitle them to receive (i) their base salary and a pro rata bonus through the date of termination, (ii) a lump sum payment of two (or, in the case of Messrs. Crawford and Lawson, one and one-half) times their current annual salary and highest recent bonus, (iii) any deferred compensation and accrued vacation not yet paid and (iv) certain retirement and welfare benefits, if within two years (or, in the case of Messrs. Crawford and Lawson, within 18 months) after the change of control (or within one year prior to and in anticipation of the change of control) they are terminated without cause, or if they voluntarily leave for good reason. Any cash payments attributable to salary or bonus will be net of amounts previously foregone (if any) in exchange for Capital One stock options. The change of control agreements also provide a tax gross-up feature to cover excise or similar taxes (including excise taxes and income taxes imposed upon the gross-up payment) that the officer may have to pay resulting from payments received or options that vest due to a change of control. All of Capital One’s equity-based awards will vest immediately if a change of control, as defined in the applicable stock incentive plan, occurs.

Pension Plans

General	In 1995, Capital One made a number of changes to its pension and deferred compensation plans. Among the changes were that we stopped making further pay-based contributions to Capital One’s cash balance pension plan (the “Cash Balance Pension Plan”) and the related excess cash balance pension plan (the “Excess Cash Balance Plan”). Capital One also eliminated the Executive Employees Supplemental Retirement Plan and the ability of executive officers to defer compensation under the 1994 Deferred Compensation Plan.

Cash Balance Pension Plan and Excess Cash Balance Plan	Before each was amended in November 1995, Capital One offered a Cash Balance Pension Plan and an Excess Cash Balance Pension Plan to all full-time salaried associates and certain executive officers, respectively, of Capital One and its subsidiaries. The Cash Balance Pension Plan is a type of defined benefit plan intended to qualify under Sec-

tion 401(a) of the Internal Revenue Code, under which participants were credited with certain pay-based credits for all annual paid compensation up to $150,000, as indexed for cost of living increases. The Excess Cash Balance Plan provided additional benefits to participants to the extent benefits under the Cash Balance Pension Plan were restricted because of limitations imposed by provisions of the Internal Revenue Code.

In November 1995, Capital One amended the Cash Balance Pension Plan and the Excess Cash Balance Plan to eliminate further pay-based credits to participants as of December 31, 1995, and to provide that there would be no new participants in such plans on or after January 1, 1996. Interest credits continue to be credited on plan balances on a quarterly basis. Based on account balances as of January 1, 2003, the projected annual retirement benefits under the Cash Balance Pension Plan and the Excess Cash Balance Plan, respectively, are $3,799 and $9,356 for Mr. Fairbank; $3,793 and $4,970 for Mr. Morris; $2,712 and $1,508 for Mr. Finneran; and $1,838 and $76 for Mr. Liberson. Messrs. Fairbank and Morris are currently credited with fourteen years of service under the plans; Messrs. Finneran and Liberson are currently credited with eight and seven years of service under the plans, respectively. These projected benefits assume interest credits under the Cash Balance Plan to be 4.77% per annum and under the Excess Cash Balance Plan to be 4.75% per annum.

In lieu of the pay-based credits under the Cash Balance Pension Plan and the Excess Cash Balance Plan, beginning January 1, 1996, Capital One began making automatic contributions equal to 3% of an associate’s eligible compensation to the associate’s account in the Savings Plan and, if applicable, the Excess Savings Plan.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of December 31, 2002 with respect to shares of Capital One common stock that may be issued under our existing compensation plans.

			Number of securities
		Weighted-average	remaining available for
	Number of securities to	exercise price of	future issuance under equity
	be issued upon exercise	outstanding	compensation plans
	of outstanding options,	options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	48,376,976 (3)	$34.12 (3)	2,329,860 (5)
Equity compensation plans not approved by security holders(2)	7,149,750 (4)	$43.65 (4)	5,429,780 (6)

Total	55,526,726	$38.89	7,759,640

(1)	The following plans have been approved by Capital One stockholders: the 1994 Stock Incentive Plan and the 1995 Non-Employee Director Stock Incentive Plan.

(2)	The following plans have not been approved by Capital One stockholders: the 1999 Stock Incentive Plan; the 1999 Non-Employee Director Stock Incentive Plan; the 2002 Non-Executive Officer Stock Incentive Plan and the 2002 Associate Stock Purchase Plan, all of which are described below.

(3)	Excludes issued and outstanding shares of restricted stock under the 1994 Stock Incentive Plan.

(4)	Excludes purchase rights accruing under the 2002 Associate Stock Purchase Plan, issued and outstanding shares of restricted stock and outstanding shares of incentive stock issued in settlement of incentive awards under the 1999 Non-Employee Director Stock Incentive Plan and 2002 Non-Executive Officer Stock Incentive Plan.

(5)	Represents shares available for future issuance under the 1994 Stock Incentive Plan as either stock options, stock appreciation rights, restricted stock or incentive stock awards. Pursuant to the terms of the 1994 Stock Incentive Plan, as approved by stockholders on October 28, 1994, Capital One’s Board of Directors has the right, without stockholder approval, to amend the plan to increase the number of shares of common stock that may be issued under the plan, provided that such increase is not required to be approved by stockholders under the Internal Revenue Code of 1986, as amended. Since the initial stockholder approval of this Plan, the Board increased by 25,500,000, in the aggregate, the number of shares of common stock that may be issued with respect to awards granted pursuant to the plan, 2,329,860 of which remain available for issuance as of December 31, 2002. The 1995 Non-Employee Director Stock Incentive Plan was terminated on April 29, 1999 and thus there are no shares available for future issuance under this plan.

(6)	Represents 322,300 shares available for future issuance under the 1999 Stock Incentive Plan as stock options; 220,000 shares available for future issuance under the 1999 Non-Employee Director Stock Incentive Plan as either stock options, restricted stock or deferred stock; 2,167,450 shares available for future issuance under the 2002 Non-Executive Officer Stock Incentive Plan as either stock options, stock appreciation rights, restricted stock or incentive stock awards; and 2,720,030 shares available for future issuance under the 2002 Associate Stock Purchase Plan.

Description of Non-Stockholder Approved Equity Compensation Plans

      Set forth below is a brief description of the material features of each Capital One equity compensation plan that was adopted without the approval of Capital One’s stockholders and that was in effect as of December 31, 2002.

1999 Stock Incentive Plan

      The 1999 Stock Incentive Plan (the “1999 SIP”) was adopted by the Board on April 29, 1999. Under the plan, Capital One has reserved 600,000 shares of Capital One common stock for issuance in the form of non-qualified stock options. The number of shares available for issuance under the plan includes shares granted under the plan subject to options that expire or otherwise terminate unexercised and shares surrendered by a participant or retained by Capital One in payment of applicable exercise price or tax withholding liabilities. Shares issued pursuant to the plan may consist of authorized, but unissued, shares or treasury shares.

      Stock options may be granted under the 1999 SIP to all employees and consultants of Capital One. The exercise price of stock options granted under the plan may not be less than the fair market value, as defined in the 1999 SIP, of Capital One common stock on the date of grant. The maximum term of each stock option is ten years. All options granted under the plan to date were granted on April 29, 1999 and expire on April 29, 2009. These options vested immediately upon the optionee’s execution of an intellectual property protection agreement with Capital One.

      The plan is administered by a committee consisting solely of two or more non-employee directors of Capital One as determined by the Board (the “Committee”). The Committee may, in its discretion, grant options which by their terms become fully exercisable upon a change of control, as defined in the 1999 SIP, of Capital One. The Committee may also, in its discretion, grant options containing, or amend options previously granted to provide for, a reload feature. Reload options are granted at the time a participant surrenders shares of common stock that have been owned for at least six months as payment for the exercise price of previously granted options. The Committee has retained the right to cancel any awards outstanding under the plan in exchange for a cash payment equal to any such award’s value as of the date of cancellation.

1999 Non-Employee Director Stock Incentive Plan

      The 1999 Non-Employee Director Stock Incentive Plan (the “1999 Director Plan”) was adopted by the Board on April 29, 1999, and was most recently amended on September 19, 2002. The plan authorizes a maximum of 825,000 shares of Capital One’s common stock for the grant of non-qualified stock options, restricted stock and deferred stock to members of the Board who are not otherwise, at the time an award is granted, an employee of Capital One or any subsidiary of Capital One. The number of shares available for issuance under the plan includes shares granted under the plan subject to options that expire or otherwise terminate unexercised and shares forfeited pursuant to restrictions on restricted stock or deferred stock.  Shares issued pursuant to the plan are treasury shares. The plan is administered by the Board.

      The exercise price of stock options granted under the plan may not be less than the fair market value, as defined in the 1999 Director Plan, of Capital One common stock on the date of grant. The maximum term of each stock option is ten years and vesting schedules are determined at the time of grant. The Board may, in its discretion, grant options that by their terms become fully exercisable upon a change of control, as defined in the 1999 Director Plan.

      The Board may award restricted stock to eligible directors. During the restricted period, a director may not dispose of any restricted shares and must forfeit any restricted shares granted to such director, if he or she ceases to be a member of the Board. The Board has the authority to establish the terms and conditions upon which these restrictions will lapse. The Board may also, at any time, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions. Subject to any applicable restrictions, a participant who receives an award of restricted stock shall have all of the rights of a stockholder with respect to the shares subject to the award, including but not limited to the right to vote the shares and the right to receive all dividends and other distributions paid with respect to the shares.

      The Board may award deferred stock to eligible directors under the plan. The Board has the authority to establish, in its discretion, the length of the deferral period, any restrictions with respect to an award of deferred stock and the terms and conditions upon which restrictions, if any, shall lapse.

      The Board has retained the right to cancel any awards outstanding under the plan in exchange for a cash payment equal to any such award’s value as of the date of cancellation.

2002 Non-Executive Officer Stock Incentive Plan

      The 2002 Non-Executive Officer Stock Incentive Plan (the “2002 Plan”) was adopted by the Board on January 17, 2002. Under the 2002 Plan, 8,500,000 shares of Capital One common stock have been reserved for issuance with respect to the grant of non-qualified stock options, stock appreciation rights, restricted stock or incentive stock. The number of shares available for issuance under the plan includes shares subject to options or stand-alone stock appreciation rights granted under the plan that expire or otherwise terminate unexercised, shares forfeited pursuant to restrictions on restricted stock or incentive stock and shares surrendered by a participant or retained by Capital One in payment of the exercise price of an option or applicable tax withholding liabilities. The plan is administered by a committee (the “Committee”) consisting solely of at least two non-employee directors of Capital One.

      All current and future employees of Capital One or its subsidiaries that the Committee determines have contributed or can be expected to contribute to the profit and growth of Capital One are eligible to receive awards under the plan, except for Capital One’s “executive officers” (generally, those subject to Section 16(b) of the Securities Exchange Act of 1934, as amended).

      The exercise price of stock options granted under the plan may not be less than the fair market value, as defined in the 2002 Plan, of Capital One common stock on the date of grant. The maximum term of each stock option is ten years and vesting schedules are determined at the time of grant. The Committee may, in its discretion, grant options that by their terms become fully exercisable upon a change of control, as defined in the 2002 Plan. The Committee may also, in its discretion, grant options containing, or amend options previously granted to provide for, a reload feature. Reload options are granted at the time a participant surrenders shares of common stock that have been owned for at least six months as payment for the exercise price of previously granted options.

      The Committee may award tandem or stand-alone stock appreciation rights. The Committee may impose such conditions upon the exercise of stock appreciation rights as it deems appropriate and may also limit the amount which can be received when a stock appreciation right is exercised. With respect to tandem stock appreciation rights, such rights will only be exercisable to the extent that the related option is exercisable and shall expire no later than the date on which the related option expires. In addition, a tandem stock appreciation right may only be exercised at a time when the fair market value of Capital One common stock covered by such right exceeds the exercise price of the Capital One common stock covered by the underlying option. With respect to stand-alone stock appreciation rights, the exercise price of shares of Capital One common stock covered by such rights cannot be less than 100% of the fair market value of such shares on the date of grant. The Committee may, in its discretion, grant stand-alone stock appreciation rights that by their terms become fully exercisable upon a change of control. A stand-alone stock appreciation right may only be exercised at a time when the fair market value of the Capital One common stock covered by such right exceeds the exercise price of the stand-alone stock appreciation right. All stock appreciation rights may be settled by payment of cash, stock or a combination thereof, in the Committee’s discretion.

      The Board may award restricted stock to eligible employees. During the restricted period, a participant may not dispose of any restricted shares and must forfeit any restricted shares granted to such participant if he or she ceases to be employed by Capital One. The Committee has the authority to establish as to each share of restricted stock issued, the terms and conditions upon which the restrictions will lapse. The Board may also, at any time, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions. Subject to any applicable restrictions, a participant who receives an award of restricted stock shall have all of the rights of a shareholder with respect to the shares subject to the award, including but not limited to the right to vote the shares and the right to receive all dividends and other distributions paid with respect to the shares.

      The Committee may establish performance programs with fixed goals and designate employees as eligible to receive incentive stock if, and when, the goals are achieved. A participant who is eligible to receive incentive stock has no rights as a shareholder until incentive shares are received.

      The Committee has retained the right to cancel any awards outstanding under the plan in exchange for a cash payment equal to any such award’s value on the date of cancellation.

2002 Associate Stock Purchase Plan

      The 2002 Associate Stock Purchase Plan (the “ASPP”) was adopted by the Board on September 19, 2002. Under the ASPP, Capital One has reserved 3,000,000 shares of Capital One common stock for the purpose of employee purchases. These shares may consist of newly issued shares, treasury shares or shares acquired on the open market. The ASPP is administered by a committee consisting of not less than two non-employee directors appointed by the Board.

      All current and future employees of Capital One are eligible to participate in the ASPP. Each eligible employee may elect regular, monthly payroll deductions of up to 15% of such employee’s base compensation for that payroll period to be used to purchase shares of Capital One common stock at monthly intervals. Eligible employees may also elect to make a lump-sum cash contribution (provided that the total of the payroll deductions and such contributions for any calendar quarter do not exceed 15% of an employee’s base compensation for such period) to be used to purchase shares at the end of each calendar quarter. The purchase price for all share purchases is equal to 85% of the fair market value of shares of Capital One common stock on the date of purchase. Purchased shares will be held in an investment account established on behalf of each participating employee. Participating employees are also entitled to sell the shares held in their accounts, subject to federal securities laws.

Performance Graph

      The following graph compares cumulative total stockholder return on our common stock with the S&P Composite 500 Stock Index and an industry index, the S&P Financial Composite Index, for the period from December 31, 1997 to December 31, 2002. The graph assumes that the value of the investment in the common stock and each index was $100 at December 31, 1997 and that all dividends were reinvested. The stock price performance on the graph below is not necessarily indicative of future performance.

Five-Year Indexed Total Return to Shareholders

	1997	1998	1999	2000	2001	2002

Capital One	$100.00	$213.00	$268.40	$367.30	$301.70	$166.70
S&P Industry Index	$100.00	$122.80	$156.30	$198.20	$170.00	$130.60
S&P 500	$100.00	$128.60	$155.60	$141.40	$124.50	$97.00

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      As the Compensation Committee of the Board of Directors, we offer this report to describe the compensation philosophy and policies underlying our recommendations to the Board of Directors for the 2002 compensation package of Capital One’s executive officers generally and the Chief Executive Officer and the President and Chief Operating Officer more specifically.

Compensation Philosophy

      We have designed and adopted a compensation strategy to recruit and retain top executive talent. We believe that executive compensation should be market based and aligned with long-term stockholder value. Our executive officer compensation program is therefore heavily focused on equity-based compensation. In 2002 we used stock options and, other than for the Chief Executive Officer and the President and Chief Operating Officer, restricted stock as the principal vehicles for compensating our executive officers. As a result, our compensation packages reward the accomplishments of executive officers primarily to the extent such accomplishments create stockholder wealth and earnings performance, which we believe in the long run drives stockholder wealth. We believe that such a stock-based program best aligns the interests of executive officers with the interests of stockholders and therefore is in the best interests of Capital One and its stockholders. We expect to continue to rely heavily on stock-based compensation in 2003 and onward to the extent it is prudent in light of market and business opportunities. We also believe that Capital One’s compensation program must maintain the flexibility to respond rapidly to market conditions. Accordingly, from time to time we have adjusted both the cash and long-term incentive components of our compensation program to maintain management’s alignment with stockholder interests, to enhance recruitment and retention and to promote Capital One’s business strategies.

Methodology for Determining Compensation

      Compensation Comparators. In determining the overall amount of compensation to be paid to our executive officers in 2002, we considered the compensation paid to similar executives within (i) those organizations against whom Capital One competes to recruit executive officers, (ii) companies in the financial services sector generally, and (iii) other credit card companies.

      Surveys. We reviewed surveys, published by leading compensation consulting firms, showing compensation levels for executive officers in the group of comparable companies, and information presented by our independent compensation consultants.

      Entrepreneurial Approach. To support an entrepreneurial approach, we developed a compensation package that emphasizes the use of stock-based incentives. In making the decision on how to structure the compensation package for our executive officers during 2002, we considered the balance between the leverage and risks of stock options and restricted stock. We included both components in our executive compensation in 2002 in recognition of our sustained and strong company performance since our initial public offering in 1994 as well as to provide long-term performance incentives. Further, we believe that both components enhance retention.

      A combination of long-term, performance-based and time-based stock options have been the only form of compensation for our Chief Executive Officer and our President and Chief Operating Officer since 1997. Most recently, in 2001, they agreed to forego all salary, bonus, and annual option grants through 2003 in exchange for additional stock options granted in 2001.

      Other Factors. In developing our equity-based compensation programs, we also review and consider the effect of “share overhang,” which is defined as the number of unvested and/or unexercised equity-based awards outstanding plus shares available for future grants, expressed as a percent of total common shares outstanding. We track the “share overhang” resulting from all of Capital One’s equity-based compensation programs and consider the potential dilutive effect on stockholders of any awards made under the programs.

      We regularly review and consider, in making any equity-based compensation decisions, the percentage of such awards that are made to our most senior executives to ensure that all of our associates are appropriately incented to help achieve our business strategy and therefore promote shareholder value. We also regularly review and design our equity-based programs to include elements such as restricted stock and incentive stock options to encourage executive officers and associates to retain ownership of Capital One common stock. We believe that an important element of aligning executive management’s interests with stockholder interests is for executives to own a meaningful amount of stock to experience firsthand the rewards and the risks that owning our stock might have.

Components of the Executive Officer Compensation Program

      In 2002, executive officers, other than the Chief Executive Officer and the President and Chief Operating Officer, were eligible to receive compensation in three forms:

•	base salary;

•	annual cash incentive awards that vary with performance; and

•	stock-based incentives in the form of annual grants of stock options and restricted stock.

      Capital One targets the total compensation (base salary, annual cash incentive and stock-based incentives) for its executive officers at the 75th percentile of similar groups of executive officers at competing companies commensurate with performance.

      Base Salary. Aggregate salaries for executive officers are based on the 50th percentile of similar groups of executive officers at competing companies. Individual salaries reflect the officer’s scope of responsibility, prior experience and accomplishments, and other individual factors, as well as market data on salary levels for comparable positions. Base salaries are adjusted annually based on subjective evaluation of various factors including individual performance and time in the job. Capital One expects to adhere rigorously to the 50th percentile level for aggregate executive officer salaries and therefore adjustments in targeted base salaries will be limited only to amounts necessary to maintain such level.

      Annual Cash Incentives. The compensation program also provides executive officers with annual cash incentive awards based on individual and corporate performance criteria. The annual cash incentive target in 2002 was 87% of the base salary amount such that expected total cash compensation (base salary and annual cash incentives) for the executive officer group is at approximately the 65th percentile of similar groups of executive officers at competing companies. Actual cash incentive awards are determined based on a combination of corporate and individual performance and may be greater or less than the targeted annual incentive. Annual incentives can exceed 300% of base salary when performance exceeds the targeted criteria. Performance below the threshold level can result in no award.

      Individual performance is based on subjective evaluations of factors similar to the criteria specified above for adjustments in base salaries. Our measurement of corporate performance has two components: one based on our annual growth in earnings per share and another comparing this annual growth in earnings per share to the median for the companies comprising the Standard & Poor’s 500 Index.

      In 2002, annual cash incentives for executive officers generally exceeded the target amounts largely because Capital One’s earnings per share grew by 35% in 2002 compared to median earnings per share growth of approximately 11% for companies comprising the Standard & Poor’s 500 Index.

      Stock-Based Awards. Executive officers earn stock-based awards as part of their long-term incentive compensation. Stock-based awards may, from time to time, consist of stock options, restricted stock or stock appreciation rights. In 2002, stock-based awards to executive officers were made in the form of stock options and shares of restricted stock. Stock options are granted with an exercise price equal to or greater than the market price on the grant date and therefore have no economic value unless Capital One’s stock price increases. Typically, stock options become exercisable in one-third increments on the first, second and third anniversaries of the grant date. Restricted stock generally becomes freely transferable in full on the third anniversary of the grant date. All of Capital One’s equity-based awards will vest immediately if a change of control, as defined in the 1994 Stock Incentive Plan, occurs. Given Capital One’s emphasis on stock options and restricted stock in the overall compensation package, an executive officer’s total compensation will be highly dependent on the performance of Capital One’s common stock. This compensation component is intended to encourage individual commitment to corporate business strategies and to focus executive officers on improving stock performance over the long term.

      Individual grants are determined by reference to competitively defined stock-based award targets. Actual grant levels are further influenced by individual performance. In evaluating individual performance, we consider an executive officer’s responsibilities, recent performance and accomplishments, and the expected future contribution of the officer to Capital One’s performance. We determine individual performance based on a subjective evaluation of these factors.

      EntrepreneurGrants. To link management’s interest more closely with that of Capital One’s stockholders and to retain our executive officer team, we have developed a series of stock option grants under which executive officers and other members of senior management can elect to give up some form of compensation in exchange for additional stock option grants. These additional grants are generally referred to as “EntrepreneurGrants.” EntrepreneurGrants have been designed with the aid of our independent consultants to resemble the compensation structures of highly entrepreneurial companies and are highly dependent on the long-term performance of Capital One’s common stock over a minimum of three years.

      Capital One has sponsored five separate EntrepreneurGrant programs for its executive officers, including the Chief Executive Officer and the President and Chief Operating Officer, beginning in 1995. Generally, executive officers have been given the chance to forego a portion of their future salaries, cash bonuses or annual stock option grants, or all three, in exchange for stock options with an exercise price not less than the fair market value of Capital One’s stock on the date of grant. These stock options had either an annual vesting schedule, a cliff vest on a future date, performance-based vesting if Capital One’s stock price or earnings per share growth reached and remained at a pre-determined level within a specified timeframe, or a combination of those features.

      EntrepreneurGrants with performance-based vesting criteria have generally set the target stock price or earnings per share growth to represent an average increase of 20% annually from the date of grant through the vesting deadline. Three of the five EntrepreneurGrant programs have achieved either their target or their final vesting date and have therefore vested. Participation rates in our EntrepreneurGrants have historically exceeded 85%, with an overall 89% participation rate in our most recent EntrepreneurGrant in October 2001. The participation rate for executive officers in the most recent EntrepreneurGrant was 100%.

Compensation of the Chief Executive Officer and the President and Chief Operating Officer.

      Mr. Fairbank, our Chief Executive Officer, and Mr. Morris, our President and Chief Operating Officer, received no cash salary, cash incentive or annual stock-based incentive for their services during 2002. Instead, in 2001, Messrs. Fairbank and Morris elected under our EntrepreneurGrant programs to forego their entire salary, cash incentive and annual stock option grants for 2002 and 2003 in exchange for a combination of standard time-based stock options and long-term stock options with performance-based accelerators. In this way, we believe that the interests of our top executives have been aligned directly with the long-term interests of our stockholders.

Deductibility of Compensation Expenses

      Section 162(m) of the Internal Revenue Code provides that compensation that is paid to the chief executive officer or to any of the four most highly compensated executive officers (other than the chief executive officer) in excess of $1 million is generally not deductible by Capital One for federal income tax purposes unless it qualifies as “performance-based” compensation. To qualify as “performance-based” under Section 162(m), compensation payments must be made from a plan that is administered by a committee of outside directors and must be based on the achievement of objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the Committee must certify that the performance goals have been achieved. Committee certification is not required, however, if the compensation is attributable solely to the increase in the value of Capital One’s stock. Accordingly, the Committee expects that stock options and restricted stock awards made under our equity-based compensation plans should qualify as “performance-based” compensation under Section 162(m).

      The Committee has considered the impact of this tax code provision in designing Capital One’s compensation plans. While certain annual cash incentive amounts were nondeductible in 2002 with respect to compensation paid to certain of our executive officers, we believe it is more important to have executive officers focused on the business opportunities afforded by Capital One’s information-based strategies than to use inappropriate measures to capture the benefits of the tax deduction. Accordingly, the Committee has and intends in the future to take such steps as it deems reasonably practicable to manage the impact of Section 162(m).

The Compensation Committee

Stanley I. Westreich (Chairman)
James V. Kimsey
W. Ronald Dietz

The foregoing Report of the Compensation Committee on Executive Compensation shall not be deemed to be incorporated by reference into any of Capital One’s previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by Capital One in any such filing.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee’s amended and restated charter was approved by Committee on March 6, 2003 and by the full Board of Directors on March 10, 2003. A copy of the Audit Committee’s charter is attached as Appendix A to this Proxy Statement.

      In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of Capital One’s accounting, auditing, internal controls, risk management and financial reporting practices. The Audit Committee’s primary responsibilities can be classified as assisting the Board in monitoring four broad categories:

•	first, the integrity of Capital One’s financial statements and internal controls;

•	second, Capital One’s compliance with legal and regulatory requirements;

•	third, the qualifications, independence and performance of Capital One’s independent and internal auditors; and

•	fourth, the performance of Capital One’s internal auditor.

      The Audit Committee has implemented procedures to ensure that it devotes the attention it deems necessary or appropriate to each of the matters assigned to it under its charter. In carrying out its responsibilities, the Audit Committee met twelve times during 2002.

      In discharging its oversight responsibility, the Audit Committee has reviewed and discussed Capital One’s audited financial statements for the fiscal year ended December 31, 2002 with management and Ernst & Young LLP, our independent auditors. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification for Statements on Auditing Standards). In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) and has discussed Ernst & Young’s independence with Ernst & Young. Based on its review and discussions with management and Ernst & Young, and pursuant to a delegation of authority from the Board of Directors, the Audit Committee has approved the inclusion of the audited financial statements in our annual report on Form 10-K for the fiscal year ending December 31, 2002 for filing with the Securities and Exchange Commission.

The Audit Committee

W. Ronald Dietz (Chairman)
James A. Flick, Jr.
Patrick W. Gross

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any of Capital One’s previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by Capital One in any such filing.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

      The Board of Directors is divided into three classes. At each annual meeting the term of one class expires. Directors in each class are elected to serve for three-year terms. At the 2001 annual meeting, Nigel W. Morris and W. Ronald Dietz were elected to serve on the Board of Directors for three-year terms expiring at the annual meeting to be held in 2004. At the 2002 annual meeting, James A. Flick, Jr., Patrick W. Gross and James V. Kimsey were elected to serve on the Board of Directors for three-year terms expiring at the annual meeting to be held in 2005. All of the current directors began serving as directors as of the close of business on February 28, 1995, except Mr. Fairbank and Mr. Westreich, who have served as directors since July 26, 1994.

      The nominees for re-election this year are Richard D. Fairbank and Stanley I. Westreich. Each has consented to serve a three-year term. Information about the two proposed nominees for election as directors, and about each other current director whose term will continue after the annual meeting, is set forth under “Information About Our Directors and Executive Officers” starting on page 7 of this proxy statement.

      In the event a nominee should not continue to be available for election, the Board may designate a substitute as a nominee. Proxies will be voted for the election of such substitute. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

      Directors will be elected by a plurality of the votes cast for the election of directors at the meeting. Cumulative voting is not permitted.

      The Board recommends a vote “FOR” each of these director nominees.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(Item 2 on the Proxy Card)

      The Audit Committee, pursuant to authority granted to it by the Board of Directors, has selected the firm of Ernst & Young LLP as independent auditors for 2003. The Board is submitting this proposal to the vote of the stockholders in order to ratify the Audit Committee’s selection. If stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection of independent auditors.

      Capital One has paid or expects to pay the following fees to Ernst & Young LLP for work performed in 2002 and 2001 or attributable to Ernst & Young LLP’s audit of Capital One’s 2002 and 2001 financial statements:

	2002	2001

	(Amounts in thousands)
Audit Fees	$2,013	$1,069
Audit-Related Fees	$1,594	$1,436
Tax Fees	$3,116	$2,859
All Other Fees	$200	$148

      In January 2003, the SEC released final rules to implement Title II of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The rules address auditor independence and have modified the proxy fee disclosure requirements. Audit fees include fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent accountant can provide. In addition to fees for an audit or review in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC. Audit-related fees are assurance related services that traditionally are performed by the independent accountant, such as: employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. Tax fees include corporate, international and employee benefit services, in addition to expatriate related services. All Other Fees include an internet security project in 2002 and a cash management project in 2001. There were no amounts paid or incurred for financial information system design and implementation in 2002 or 2001.

      The Audit Committee has reviewed the fees paid to Ernst & Young LLP and has considered whether the fees paid for non-audit services are compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee has also adopted policies and procedures to approve audit and non-audit services provided in 2003 by Ernst & Young in accordance with the Sarbanes-Oxley Act and rules of the SEC promulgated thereunder. These policies and procedures involve annual pre-approval by the Audit Committee of the types of services to be provided by Capital One’s independent auditor and fee limits for each type of service on both a per engagement and aggregate level. Additional service engagements that exceed these pre-approved limits must be submitted to the Audit Committee for further pre-approval. The Audit Committee may additionally ratify certain de minimis services provided by the independent auditor without prior Audit Committee approval, as permitted by the Sarbanes-Oxley Act and rules of the SEC promulgated thereunder. Capital One will disclose all such approvals by the Audit Committee, as applicable in upcoming years.

      Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of Ernst & Young LLP as independent auditors for 2003. Therefore, abstentions effectively count as votes against this proposal.

      The Board recommends a vote “FOR” the ratification of Ernst & Young LLP as the independent auditors for 2003.

***

STOCKHOLDER PROPOSAL

(Item 3 on the Proxy Card)

      Capital One has been notified that a representative of the United Brotherhood of Carpenters Pension Fund intends to present the following proposal for consideration at the annual meeting:

***

      Option Expensing Proposal. RESOLVED, that the shareholders of Capital One Financial (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

      Statement of Support. Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

      Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

      A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

      Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings...

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free...

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

      Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

***

CAPITAL ONE’S STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

      The Board opposes this proposal.

      We believe that expensing options would impair our comparability with other public companies, involve significant estimates, and therefore give a distorted picture of Capital One’s financial results. Additionally, evaluations and deliberations by U.S. and international accounting standards boards over accounting models for stock options make adopting this proposal premature. As directors and management of Capital One, we understand and share a concern with you as investors that Capital One’s operating earnings and the true cost of its employee and director compensation programs be completely and accurately disclosed in Capital One’s financial statements. Moreover, we believe that Capital One’s employee compensation programs should serve to align the interests of management with your interests as stockholders. At the same time, we believe that investors have a compelling need for financial statements that permit accurate financial comparisons among companies, whether within an industry, of similar size or based upon certain performance indicators.

      We believe that adoption of the proposal at this time is inappropriate for three reasons. First, we believe that expensing options would impair the comparability of our financial statements with those of our peers because this method of accounting for stock options is not used by the vast majority of public companies in the U.S. In addition, adopting this proposal would be premature because both U.S. and international accounting standards are currently seeking public comment on the appropriate model of accounting for stock options. Second, we believe that expensing stock options could result in financial statements that are both confusing and distorted because the methodology is inexact and double-counts the impact of our stock options. Lastly, we believe that adopting the proposal would actually provide you with less information than you have today, because otherwise our SEC filings would contain financial results both before and after expensing options.

          I. Expensing Stock Options Undermines the Comparability of our Financial Statements

      We believe that adopting an alternative method of accounting for stock options would impair the comparability of our financial statements with those of our peers. While several major companies have announced plans to change their method of accounting for employee stock options to the fair value method, these companies are still a small minority of U.S. public companies.

      Current accounting rules permit companies to select either of two alternatives when accounting for stock options: the “intrinsic value method” or the “fair value method.” The intrinsic value method, which is the method we currently use, has clear, consistent rules that measure the inherent value of a stock option on its date of grant. Historically, all of our employee stock options have been granted at fair market value, and therefore typically have had zero intrinsic value on the date of grant. As a result, we do not generally recognize an expense in our income statement on the issuance of employee stock options. Three of our EntrepreneurGrants, however, have led to an aggregate expense recognition of $177.5 million over the 1995-2000 period due to their performance-based structure.

      In contrast, the fair value method currently allows companies to use a variety of option-pricing models to estimate the fair value of a stock option on its date of grant. The underlying assumptions currently in use are subjective in nature and vary from company to company. These calculations can result in wide variations in the associated expense recorded. Accordingly, we believe that even the financial statements of companies utilizing the fair value method are not necessarily comparable.

      Moreover, the Financial Accounting Standards Board (“FASB”), which sets accounting rules in the United States, has asked for additional public comment on the appropriate model for accounting for stock options. Likewise, the FASB and its international counterpart, which is seeking comment on its own recently issued exposure draft, are currently in discussions to converge global accounting standards. We therefore believe that it is premature to adopt the fair value method at this time due to the ongoing discussions and unknown outcome.

      Accordingly, our Board intends to review and monitor the FASB’s future actions as well as the accounting policies of our peers and U.S. public companies generally. At this time, however, we believe that the adoption of the fair value method both undermines comparability and is simply premature.

          II. Our Current Accounting Practice is More Accurate

      We believe that adopting the fair value method of accounting for stock options will result in financial disclosure that is more confusing and less accurate than that currently provided by us. In our opinion, this method will likely present a distorted view of our financial results for two reasons.

      First, while the fair value method requires that a company reflect an estimate of the fair value of the stock option as of the date of the grant as an expense on its income statement over the option vesting period, it does not provide for an eventual adjustment to the income statement to reflect the actual expense to the employer at the time the option is exercised. Second, the fair value method does not permit an additional adjustment to reverse the expense if and when options expire without being exercised. We believe these shortcomings may create distortions by over-expensing the options up front without later correcting for actual option activity.

      Moreover, stock options require no dissipation of tangible corporate assets. Thus, we believe the “cost” of options is already reflected in our diluted earnings per share, since option shares are already counted as outstanding shares. To also include the “fair value” of options as an expense would, we believe, essentially “double-count” the option cost by subtracting that cost from earnings as well.

      We believe our current method, on the other hand, is readily ascertainable, involves no subjective assumptions and does not vary over time. It has no distorting effect caused by asymmetry in its measurements at grant and at exercise, and permits our earnings per share calculations to reflect our true operating performance.

          III. We Already Provide Pro Forma Information

      Lastly, we already disclose our net income and earnings per share calculated as if the fair value method applied in Notes to our annual Consolidated Financial Statements, and will soon include such footnote disclosure in our quarterly financial statements as well. Therefore, we currently provide you with the information needed to evaluate our earnings both with and without the inclusion of stock options as an expense. We believe that adopting the fair value method would actually provide you with less information than we do currently, and would deprive you of the ability to choose which calculation of earnings per share best permits you to evaluate our financial results.

          Conclusion

      We share your desire as investors to have conservative, comparable and accurate accounting policies implemented in a manner that provides full information to you and to the market. Consequently, the directors and management believe that, at this time, the certainty and comparability afforded by the continued use of the intrinsic value method of accounting for options, along with additional footnote disclosure regarding the fair value of the stock options expense and calculation of diluted earnings per share, provides you with the most useful tool for valuing stock options in our annual and interim financial statements. We further believe that retaining our current accounting policy for stock options, while monitoring the accounting policies of our peers and awaiting potential future actions of the FASB, best achieves the objectives of clarity and transparency in our financial statements.

      The Board recommends that the stockholders vote “AGAINST” this proposal.

***

      Capital One’s Corporate Secretary will furnish the address and stock ownership of the proponent identified above to any person, orally or in writing as requested, promptly upon receipt of a request therefor.

OTHER BUSINESS

      As of the date of this proxy statement, we know of no other business that will be presented for consideration at the annual meeting other than the items referred to above. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card will vote such proxy at their discretion.

ANNUAL REPORT TO STOCKHOLDERS

      The Annual Report to Stockholders for the fiscal year ended December 31, 2002, including consolidated financial statements, is being furnished along with this proxy statement to stockholders of record on February 28, 2003. The Annual Report to Stockholders does not constitute a part of the proxy soliciting material. A copy of our Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission, may be obtained at the annual meeting, at the SEC’s website at www.sec.gov, at our website at www.capitalone.com, or by contacting our Investor Relations department at our address on the Notice of Annual Stockholder Meeting.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Stockholders interested in submitting a proposal for inclusion in the proxy materials at the 2004 annual meeting may do so by following the rules prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by Capital One’s Corporate Secretary at the address on the Notice of Annual Stockholder Meeting at least 120 days before the anniversary of the mailing date set forth in “Who is requesting my vote?” on page 1.

      Under our bylaws, if you wish to nominate directors for election, or present other business before the stockholders at the 2004 annual meeting, you must give proper written notice of any such nomination or business to the Corporate Secretary not before January 25, 2004 and not after February 14, 2004. If the annual meeting for 2004 is not within thirty days before or seventy days after April 24, 2004, the anniversary date of this year’s annual meeting, you must send notice within ten days following any notice or publication of the meeting. Your notice must include certain information specified in our bylaws concerning the nomination or the business. A copy of our bylaws may be obtained from the Corporate Secretary at Capital One’s address on the Notice of Annual Stockholder Meeting.

INTERNET AND TELEPHONE VOTING

Shares Directly Registered in the Name of the Stockholder

      Stockholders with shares registered directly with Capital One’s transfer agent, EquiServe Trust Company, N.A., may vote telephonically by calling EquiServe at 877-PRX-VOTE (877-779-8683) or electronically via the Internet at www.eproxyvote.com/cof. Votes submitted telephonically or via the Internet through EquiServe’s program must be received by 11:59 PM (EST) on April 23, 2003. The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the annual meeting.

Shares Registered in the Name of a Brokerage Firm or Bank

      A number of brokerage firms and banks participate in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number or via the Internet as set forth on your voting form. Votes submitted via the Internet through the ADP program must be received by 11:59 PM (EST) on April 23,

2003. The giving of a proxy by telephone or via the Internet will not affect your right to vote in person if you decide to attend the annual meeting.

      Proxies given pursuant to Internet and telephone voting are permitted under applicable law. These telephone and Internet voting procedures are designed to authenticate a stockholder’s identity, to allow a stockholder to give his or her voting instructions and to confirm that a stockholder’s instructions have been recorded properly. Stockholders voting via the Internet through either EquiServe or ADP should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

      Capital One is offering its stockholders the opportunity to consent to receiving Capital One’s future proxy materials and annual reports electronically by providing the appropriate information when you vote via the Internet. Electronic delivery could save Capital One a significant portion of the costs associated with printing and mailing its annual meeting materials, and we hope that our stockholders find this service convenient and useful. If you consent and Capital One elects to deliver future proxy materials and/or annual reports to you electronically, then Capital One will send you a notice (either by electronic mail or regular mail) explaining how to access these materials but will not send you paper copies of these materials unless you request them. Capital One may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your registration at the website www.InvestorDelivery.com if you hold shares at a brokerage firm or bank participating in the ADP program or by contacting EquiServe if you hold shares in your own name.

      By consenting to electronic delivery, you are stating to Capital One that you currently have access to the Internet and expect to have access in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because Capital One may rely on your consent and not deliver paper copies of future annual meeting materials. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

By Order of the Board of Directors,

John G. Finneran, Jr.
Corporate Secretary

March 18, 2003

APPENDIX A

CAPITAL ONE FINANCIAL CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AMENDED AND RESTATED CHARTER

      The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Capital One Financial Corporation (the “Corporation”) to assist the Board in monitoring (i) the integrity of the financial statements and internal controls of the Corporation, (ii) the compliance by the Corporation with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Corporation’s independent auditor, and (iv) the performance of the Corporation’s internal auditor. The Committee shall serve as the audit committee of each of the Corporation’s federally insured financial institution subsidiaries. The Committee shall also perform such other duties as may be specified from time to time as deemed necessary or appropriate to carry out its responsibilities. References in this Charter to the Corporation shall be deemed to include its subsidiaries and affiliates unless the context requires otherwise.

      The Committee and its members shall meet all applicable legal requirements, including the composition, independence and financial literacy and expertise requirements of the Sarbanes-Oxley Act of 2002 and implementing SEC rules thereunder (the “Sarbanes-Oxley Act”), the New York Stock Exchange and the applicable federal financial institution regulatory authorities. The Committee shall include at least three members, all of whom shall be financially literate and at least two of whom shall have accounting or financial management expertise.

      The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Corporation or the Corporation’s independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      The Committee shall meet at least quarterly during the year and hold such special meetings as may be required. After its meetings, the Committee shall report on its deliberations and actions to the Board. In addition, the Committee shall meet separately, periodically, with management, with internal auditors and with independent auditors. The Committee shall also conduct an annual evaluation of its performance of its responsibilities.

      In carrying out its responsibilities, the Committee shall maintain free and open means of communications between the directors, the independent auditor, the internal auditor and management of the Corporation. The Committee’s policies and procedures shall remain flexible, in order to best react to changing conditions and circumstances that might have a material effect on the financial accounting and reporting practices of the Corporation. Upon the recommendation of the Committee or if requested by the Board, the independent auditors shall be requested to attend any full Board meeting to assist in reporting the results of the annual audit or to answer directors’ questions.

      In carrying out its responsibilities, the Committee shall:

A. General Duties

1.	Review and reassess annually the adequacy of this Charter and submit it to the Board for approval.

2.	Review on an annual basis any significant transactions involving the Corporation and any director or executive officer of the Corporation, and, as appropriate, consider potential conflicts of interest or the appearance thereof and issues relating to director independence.

3.	Approve the annual budget of the Committee, including: (i) the compensation of any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attestation services; and (ii) any advisors employed by the Committee.

4.	Maintain minutes of meetings and periodically report to the Board on significant results of the Committee’s activities.

5.	In addition to the activities enumerated herein, perform any other activities consistent with this Charter, the Corporation’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate or as required by law or regulation.

B. Duties Relating to the Independent Auditors and the Conduct of the Audit

6.	Appoint (subject to stockholder ratification in the Committee’s discretion as permitted by law), compensate, retain and oversee the work of the independent auditor. The independent auditor shall be ultimately accountable to the Committee and the Committee shall have sole authority to terminate the independent auditor in its discretion.

7.	Approve all audit, audit-related and non-audit services provided by the independent auditor according to policies and procedures established by the Committee in accordance with law.

8.	Evaluate the independent auditor’s qualifications, performance and independence and present conclusions reached by the Committee to the Board of Directors. This evaluation will include, at least annually:

(a)	A review of the independent auditor’s work during the prior year;

(b)	A review and evaluation of the lead partner of the independent auditor assigned to the Corporation’s audit; and

(c)	A review of periodic reports from the independent auditor describing:

(i)	the internal quality-control procedures of the independent auditor,

(ii)	any material issues raised by the most recent internal quality-control or peer review of the independent auditor or by any inquiry or investigation by governmental or professional authorities with respect to one or more independent audits carried out by the independent auditor and any steps taken to deal with any such issues; and

(iii)	any relationships the independent auditor may have with the Corporation that could impair the independent auditor’s independence.

9.	Discuss with the independent auditor the overall scope and plans for its audits, including the adequacy of staffing and budget, any problems or difficulties the auditors may have encountered in connection with such audits and any management letters provided by the independent auditor and the Corporation’s response thereto.

10.	Establish clear policies regarding the hiring of employees or former employees of the independent auditor.

C. Duties Relating to the Internal Auditors

11.	Oversee the Corporation’s internal audit department and review and approve its annual budget.

12.	Appoint or replace the senior internal auditing executive, as appropriate. The senior internal auditing executive shall report directly to the Committee.

13.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

14.	Discuss with the internal auditors the overall scope and plans for their audit, including the adequacy of staffing and any problems or difficulties the internal auditors may have encountered in connection with their audit.

15.	Review periodically reports regarding the internal auditor’s assessment of the Corporation’s internal controls.

D. Duties Relating to the Corporation’s Financial Statements

16.	Discuss the quarterly and annual financial statements of the Corporation and its subsidiaries with management and the independent auditor, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing of such statements with the SEC or as soon as practicable thereafter.

17.	In connection with the preparation of quarterly and annual financial statements of the Corporation and its subsidiaries, review, or as appropriate the Chairman on behalf of the Committee shall review, with the independent auditor and management on a timely basis any matters appropriate or required to be discussed by applicable accounting professional standards, including Statement on Auditing Standards No. 61. These discussions shall include, as appropriate, any significant financial reporting issues, judgments about the quality and acceptability of accounting principles, the reasonableness of significant judgments made in connection with the preparation of the Corporation’s financial statements and the clarity of the disclosures therein; any analyses prepared by management or the independent auditor with respect thereto; the effect of regulatory and accounting initiatives and off-balance sheet structures on the Corporation’s financial statements; and the adequacy of the Corporation’s internal controls and the internal auditor’s response thereto.

18.	Discuss generally earnings press releases and the financial information and any earnings guidance provided to the Corporation’s analysts and rating agencies.

19.	Review both the acceptability and quality of major changes to the Corporation’s accounting principles and practices as suggested by the independent auditor, internal auditor or management, and be responsible for the resolution of any disagreements between management and the independent auditor regarding financial reporting issues.

20.	Review with the General Counsel or the attorney(s) designated by the General Counsel any legal matters that may have a material impact on the financial statements.

21.	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting control or auditing matters; and (ii) the confidential, anonymous submission by the employees of the Corporation of concerns regarding accounting or auditing matters.

E. Duties Relating to Reporting and Compliance Matters

22.	Review with management and the independent auditor the annual management report required to be submitted to the federal financial institution regulatory authorities, including the basis therefor and management’s and the independent auditor’s assessments of the adequacy and effectiveness of internal controls.

23.	Review with management and the Corporation’s senior internal auditing executive the Corporation’s policies and internal controls with respect to compliance with applicable laws and regulations, and oversee the Corporation’s risk management and risk assessment activities with respect thereto.

24.	Authorize, review and approve the report of the Committee required by the rules of the SEC to be included in the Corporation’s proxy statement for a meeting at which directors are to be elected.

25.	Review and respond to any material reports or inquiries received from, and any reports of examination submitted by, the various federal and state financial institution regulatory authorities and management’s responses to such reports or inquiries.

F. Duties Relating to Risk Management and Significant Capital and Funding Transactions

26.	Discuss guidelines and policies, and review generally the processes used, with respect to the Corporation’s risk assessment and risk management activities, including the Corporation’s significant enterprise risk exposures and management’s response thereto.

27.	Meet periodically with management to review the Corporation’s major financial risk exposures, the steps management has taken to monitor and control such exposures and the general quality and composition of the credit policies and loan portfolios.

28.	Review with management the Corporation’s policies, plans and internal controls with respect to interest rate risk, liquidity, capital markets credit policy, asset securitization, use of derivatives and counterparty risk, and capital.

29.	Review and oversee the Corporation’s liquidity position and forecasts and management’s execution against identified liquidity needs.

30.	Review with management, and make recommendations to the Board regarding, capital adequacy and funding plans, as well as significant capital or funding transactions not in the ordinary course of business or otherwise previously approved, including any proposed debt or equity issuances of a material nature and transactions involving the securitization of assets.

      The Committee’s job is one of oversight and it recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the independent auditor is responsible for auditing those financial statements. The Committee also recognizes that management and the independent auditor have more time, knowledge, and detailed information about the Corporation than the Committee members have. In carrying out its oversight duties, it is not the Committee’s responsibility to plan or conduct audits or to determine that the Corporation’s financial statements are complete or accurate or in accordance with generally accepted accounting principles. Accordingly, the Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the independent auditor’s work.

* * * *

Approved by the Audit Committee on March 6, 2003 and the Corporation’s Board of Directors on March 10, 2003.

[FRONT OF CARD]

     REVOCABLE PROXY

P R O X Y	CAPITAL ONE FINANCIAL CORPORATION Annual Meeting of Stockholders April 24, 2003 THIS PROXY IS SOLICITED ON BEHALF ON THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard D. Fairbank and John G. Finneran, Jr., and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Capital One Financial Corporation, a Delaware corporation (the “Corporation”), held of record by the undersigned on February 28, 2003, at the Annual Meeting of Stockholders to be held April 24, 2003, and at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1) AND (2), AND AGAINST ITEM (3), AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms that all said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Nominees for the Election of Directors are:

1. Richard D. Fairbank 2. Stanley I. Westreich

(Continued and to be dated and signed on reverse side)
------------------------------------------------------------------------------------------------------------

Fold and Detach Here if You Are Returning Your Proxy Solicitation/Voting Instruction Card by Mail

[TOP BACK OF CARD]

[X] Please mark your
votes as in this example

Capital One Financial Corporation Board of Directors recommends a vote:

“FOR” Item 1
“FOR” Item 2
“AGAINST” Item 3

WITHHOLD
	FOR	AUTHORITY		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. Election of Directors (All nominees listed on reverse side.)			2. Ratification of Ernst & Young LLP as independent auditors of the Corporation for 2003.				3. Shareholder proposal to expense in Capital One’s annual income statement the cost of stock options issued. (The Board recommends a vote against this proposal.)

To withhold authority to vote for any individual nominee, write such nominee’s name in the space provided below.

All as more particularly described in Capital One’s Proxy Statement for the Annual Meeting of Stockholders to be held on April 24, 2003, receipt of which is hereby acknowledged.

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer indicating such officer’s authority. If executed by a partnership, please sign in partnership name by authorized persons indicating such authority.
SIGNATURE(S) DATE

Fold and Detach Here if You Are Returning Your Proxy Solicitation/Voting Instruction Card by Mail

[BOTTOM BACK OF CARD]

CAPITAL ONE FINANCIAL CORPORATION

Annual Meeting of Stockholders
Thursday, April 24, 2003
10:00 a.m.
Fairview Park Marriott Hotel
3111 Fairview Park Drive
Falls Church, VA 22042-4500

Capital One Financial Corporation offers three convenient ways to vote your shares: by mail, by telephone or electronically via the Internet. Voting by telephone or via the Internet will eliminate the need to mail voted cards. To vote by telephone or via the Internet, please have this card and your social security number available.

1.	To vote by telephone:

• Using a touch-tone telephone, dial 1-877-PRX-VOTE (1-877-779-8683).

2.	To vote by Internet:

• Log on to the Internet and go to the web site http://www.eproxyvote.com/cof.

Both the telephone and the Internet voting systems preserve the confidentiality of your vote and will confirm your voting instructions with you before submission. If you vote online, you will have the opportunity to consent to electronic delivery of next year’s annual meeting materials.

In order to receive future proxy materials and annual reports electronically, please visit www.econsent.com/cof to register. To complete the enrollment, you will need your U.S. taxpayer identification number and the Account Number which appears on your check stub/Dividend Reinvestment and/or Stock Purchase Plan statement.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.